Exhibit 99.1

Pacific Energy Partners, L.P. Reports Earnings for First Quarter 2005


    LONG BEACH, Calif.--(BUSINESS WIRE)--May 4, 2005--Pacific Energy Partners, L.P. (NYSE:PPX) (the "Partnership") announced that recurring net income for the three months ended March 31, 2005, was $10.3 million, or $0.34 per limited partner unit, compared to $8.1 million, or $0.31 per limited partner unit, in the first quarter of 2004. All per unit numbers in the text of this news release are reported on a diluted basis.
    Recurring net income for the first quarter of 2005 excludes:

    -- a $2.0 million expense associated with clean-up of the Line 63 oil release that occurred on March 23, 2005;

    -- a $3.1 million expense related to the accelerated vesting of restricted units under the Partnership's long-term incentive plan, as a result of the change in control caused by the purchase of the Partnership's general partner by LB Pacific, LP on March 3, 2005; and

    -- a $1.8 million expense incurred as a result of the general partner transaction. This expense is required by generally accepted accounting principles to be reported as a Partnership expense, even though these costs were reimbursed to the Partnership. The reimbursement is accounted for as a capital contribution to the Partnership. This expense is charged to the general partner in calculating the net income applicable to the limited partner units.

    Including the non-recurring expenses, net income for the three months ended March 31, 2005, was $3.4 million, or $0.17 per limited partner unit.
    The results for the first quarter reflect the benefit of the acquisition of the Rangeland pipeline system, higher pipeline volumes on the West Coast and in the Rocky Mountains, lower spending for Pacific Terminals, and the benefit of tariff increases on Line 2000 in May 2004 and on Line 63 in November 2004. Partially offsetting these increases were significantly lower gathering and blending margins for Pacific Marketing and Transportation ("PMT"), and pipeline repair costs associated with earth movement and stream erosion due to heavy rainfall in Southern California.
    "Our first quarter results continue to show the strength of our strategic business units," stated Irv Toole, President and CEO. "The Pacific Terminals storage and distribution system continues to produce strong financial results in our West Coast Business Unit. Our Rocky Mountain Business Unit has enjoyed increased market share for pipeline shipments, as well as the benefit of the Canadian pipelines we acquired in 2004. We're excited about the growth potential in both of our business units."
    On April 22, 2005, the Partnership announced an increase in its cash distribution to $0.5125 per unit for the first quarter of 2005, or $2.05 per unit annualized. This represents an increase of 2.5% over its fourth quarter 2004 distribution level and 5.1% over its first quarter 2004 distribution level. The distribution will be paid on May 13, 2005, to holders of record as of May 2, 2005.
    Irv Toole commented, "We're pleased to increase our cash distributions again this quarter. We've made substantial progress in the reclamation of the Line 63 oil release and are happy to report that Line 63 is back in operation. Our underlying business remains strong, and we look forward to further increases in our cash distributions as we execute our development plans for the Rangeland pipeline system, complete additional acquisitions, and pursue key expansion and development projects."
    Distributable cash flow available to the limited partners' interest for the first quarter of 2005 was $16.8 million. On a weighted average and diluted basis, there were 29,673,000 limited partner units outstanding during the first quarter of 2005, approximately 18% more units outstanding than in the first quarter of 2004.

    OPERATING RESULTS BY SEGMENT

    WEST COAST BUSINESS UNIT

    Operating income was $11.7 million for the three months ended March 31, 2005, excluding the $2.0 million oil release expense, compared to $12.3 million in the corresponding period in 2004.
    West Coast pipeline volumes for the three months ended March 31, 2005, were approximately 4% higher than in the first quarter of 2004. During the 2004 quarter, volumes were impacted by a significant amount of Los Angeles area refinery maintenance, resulting in lower volumes moving south to Los Angeles. In the 2005 quarter, the Partnership experienced incremental revenue from tariff increases on Line 63 and Line 2000 implemented in 2004. On May 1, 2005, the Partnership increased its Line 2000 tariffs by 4.8% ($0.065 per barrel). Line 2000 averaged approximately 85,000 barrels per day ("BPD") in the first quarter of 2005.
    On March 23, 2005, the Partnership experienced a significant oil release on Line 63 in northern Los Angeles County in the Pyramid Lake area. The pipeline is owned and operated by the Partnership's wholly owned subsidiary, Pacific Pipeline System LLC. The oil release was caused by a rain-induced landslide, and is estimated at 3,400 barrels. Oil containment, recovery and remediation activities have been ongoing from the date of the release. On April 18, 2005, the Partnership received the necessary approvals to begin the repair of Line 63, the first phase of which was completed on April 25, 2005, and Line 63 was returned to operation.
    To mitigate the impact on customers and limit the potential loss of revenue while the pipeline was out of service, the Partnership transferred significant volumes of light crude oil from Line 63 to its Line 2000 pipeline on a temporary basis. In addition, customers were asked to shift volumes of Outer Continental Shelf ("OCS") crude oil from Line 63 to Line 2000.
    The total costs associated with the oil recovery and restoration effort is estimated at $13.5 million. The Partnership believes that its insurance carrier will pay these costs, excluding a $2.0 million deductible. Additionally, the Partnership estimates the cost of pipeline repairs associated with the Pyramid Lake landslide at $1.0 million, and the costs to address earth movement and stream erosion problems at other locations along Line 63 and Line 2000 at $2.5 million, $0.6 million of which was incurred during the first quarter. The costs associated with the repairs of the pipelines are not covered by insurance. The Partnership has filed an application with the California Public Utilities Commission to implement a temporary surcharge of $0.10 per barrel on its Line 63 tariff rates to recover the repair costs associated with this pipeline.
    Pacific Terminals' storage facilities had a high rate of utilization during the quarter, as well as increased storage capacity. In the fourth quarter of 2004, vapor treating equipment was installed at a cost of $0.6 million at the Pacific Terminals facilities. The equipment is expected to reduce third-party contractor costs by approximately $1 million annually, and succeeded in reducing those costs in the first quarter by $0.3 million.
    PMT achieved above-average margins in the first quarter of 2004, but experienced lower margins in the first quarter of 2005, due to pricing pressures from steeply discounted crude oil imports. Contributing to the decrease in PMT's income was the interruption of a scheduled sale due to the shut-down of Line 63 in late March. Looking forward, a purchase contract that contributed to the unfavorable margins during the quarter expired on March 31, 2005.
    In March 2005, Shell Oil completed the sale of its Bakersfield refinery to Flying J, Inc. The Partnership believes it is well positioned to benefit from the refinery's continued operation and is working with Flying J to deliver additional volumes of crude oil to the Bakersfield refinery and deliver volumes from the refinery south to the Los Angeles Basin.
    The Partnership continues to advance the Pier 400 deepwater import terminal project in the environmental permitting process, as well as in securing additional customer commitments. The Partnership expects to have the permits necessary to begin construction in early 2006, with completion and start-up expected in 2007.

    ROCKY MOUNTAIN BUSINESS UNIT

    Operating income was $9.6 million for the three months ended March 31, 2005, compared to $3.6 million in the corresponding period in 2004. The increase included the results of the Rangeland and MAPL acquisitions, which were completed in May and June of 2004, respectively, as well as increased market share for pipeline shipments of crude oil to Billings, Montana, and increased crude oil demand by Salt Lake City refiners. Due to a fire at Suncor Energy, Inc.'s oil sands production facility in Alberta, synthetic crude oil volumes to Salt Lake City were lower than in the 2004 quarter. Shippers' volumes are expected to return to normal during the second quarter of 2005.
    The development of the new receiving terminal and pump station for Rangeland, which will provide access to synthetic and other types of crude oil in Edmonton, continues to progress. Construction of this facility, together with additional tanks along the pipeline corridor, is expected to be complete and begin operations at the beginning of the fourth quarter of 2005.
    To further meet growing demand and the resulting volume increases in the Rocky Mountain region, the Partnership continues to work with shippers on various projects, including an expansion of Frontier Pipeline and a Phase II expansion of the Partnership's pipelines serving Salt Lake City.

    CORPORATE ITEMS

    General and administrative expenses were $5.2 million in the first quarter of 2005, which is approximately $1.3 million higher than in the first quarter of 2004. This increase was associated with the integration of the Rangeland acquisition, certain expensed costs associated with the Pier 400 project and costs for compliance with the Sarbanes-Oxley Act. These items were not applicable in the corresponding period of 2004.
    Interest expense was $5.6 million for the first quarter of 2005, $1.5 million greater than in the same period of 2004, due to the debt associated with the Canadian acquisitions, as well as higher floating interest rates.

    LOOKING FORWARD

    For the quarter ending June 30, 2005, we are forecasting recurring net income of $0.35 to $0.39 per unit. For full year 2005, we are increasing our recurring net income guidance to $1.40 to $1.50 per unit. The increase in guidance for full year recurring net income, up from the previously announced $1.38 to $1.46 per unit, is due to higher West Coast revenues from increased tariffs, Pacific Terminals' increased utilization and higher volumes on our Rocky Mountain pipelines.
    For the full year, we are projecting total capital expenditures of $38.6 million, including $25.1 million for expansion projects, $11.4 million for transition capital projects and $2.1 million for sustaining capital projects.

    OTHER MATTERS

    The Partnership will host a conference call at 2:00 p.m. EDT (11:00 a.m. PDT) on Wednesday, May 4, 2005, to discuss the results of the first quarter of 2005. Please join us at www.PacificEnergy.com for the live broadcast. The call, with questions and answers, will continue to be available on the Partnership's web site following the call.

    About Pacific Energy:

    Pacific Energy Partners, L.P. is a master limited partnership headquartered in Long Beach. Pacific Energy is engaged principally in the business of gathering, transporting, storing and distributing crude oil and other related products in California and the Rocky Mountain region, including Alberta, Canada. Pacific Energy generates revenues primarily by transporting crude oil on its pipelines and by leasing capacity in its storage facilities. Pacific Energy also buys, blends and sells crude oil, activities that are complementary to its pipeline transportation business.

    This news release may include "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included or incorporated herein may constitute forward-looking statements. Although Pacific Energy believes that the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that may affect Pacific Energy's operations and financial performance. Among the factors that could cause results to differ materially are those risks discussed in Pacific Energy's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2004.
    The estimates associated with the oil release are based on facts known at the time of estimation and the Partnership's assessment of the ultimate outcome. Among the many uncertainties that impact the estimates are the necessary regulatory approvals for, and potential modification of remediation and repair plans, the amount of data available at the time of the assessment of the impact of soil and water contamination, the current uncertainty of the geological conditions that will be encountered during the final repairs of the Line 63 pipeline, changes in costs associated with environmental remediation services and equipment and the possibility of third-party legal claims giving rise to additional expenses. Therefore, no assurance can be made that costs incurred in excess of the estimated costs, if any, would not have a material adverse effect on the Partnership's financial condition, results of operations or cash flows, although the Partnership believes it is likely that most, if not all, of any such excess cost, to the extent attributable to clean-up and third-party claims, would be recoverable through insurance. As new information becomes available in future periods, the Partnership may change its expense accrual and recovery estimates.
    For additional information about Pacific Energy, please visit our website at www.PacificEnergy.com.


                     PACIFIC ENERGY PARTNERS, L.P.
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                              (Unaudited)
            (Amounts in thousands, except per unit amounts)

                                         Three Months Ended March 31,
                                        ------------------------------
                                             2005           2004
                                        --------------- --------------
Operating revenues:
      Pipeline transportation revenue          $28,037        $24,727
      Storage and distribution revenue          10,322         10,123
      Pipeline buy/sell transportation
       revenue                                   9,106             --
      Crude oil sales, net of purchases          1,782          4,812
                                        --------------- --------------
          Net revenues                          49,247         39,662
                                        --------------- --------------

Expenses:
  Operating                                     21,754         18,917
  Line 63 oil release costs                      2,000             --
  General and administrative                     5,172          3,854
  Accelerated long-term incentive plan
   compensation expense                          3,115             --
  Transaction costs(1)                           1,807             --
  Depreciation and amortization                  6,529          5,242
                                        --------------- --------------
         Total expenses                         40,377         28,013
                                        --------------- --------------

Share of net income of Frontier                    357            393
                                        --------------- --------------

Operating income                                 9,227         12,042

Net interest expense                            (5,598)        (4,126)
Other income                                       353            161
                                        --------------- --------------

Income before foreign income tax
 expense                                         3,982          8,077
                                        --------------- --------------

Foreign income tax benefit (expense):
   Current                                        (732)            --
   Deferred                                        171             --
                                        --------------- --------------
                                                  (561)            --
                                        --------------- --------------

Net income                                      $3,421         $8,077
                                        =============== ==============

Net income (loss) for the general
 partner interest(2)                           $(1,702)          $162
                                        =============== ==============
Net income for the limited partner
 interests(2)                                   $5,123         $7,915
                                        =============== ==============

Weighted average units outstanding:
      Basic                                     29,655         24,999
      Diluted                                   29,673         25,149

Basic net income per limited partner
 unit                                            $0.17          $0.32
                                        =============== ==============
Diluted net income per limited partner
 unit                                            $0.17          $0.31
                                        =============== ==============

(1) Pursuant to an Ancillary Agreement, our general partner reimbursed us $1.8 million for costs incurred in connection with the sale of our general partner. Generally accepted accounting principles require us to record an expense with the reimbursement shown as a partner's capital contribution.
(2) See "General Partner and Limited Partners Allocation of Net Income" schedule included herein.


                     PACIFIC ENERGY PARTNERS, L.P.
                              (Unaudited)
                            (In thousands)
                 CONDENSED CONSOLIDATED BALANCE SHEETS

                                          March  31,     December 31,
                                             2005           2004
                                        --------------- --------------
Assets
Current assets                                $150,342        $95,545
Property and equipment, net                    715,580        718,624
Investment in Frontier Pipeline Company          8,200          7,886
Other assets                                    45,968         47,850
                                        --------------- --------------
  Total assets                                $920,090       $869,905
                                        =============== ==============

Liabilities and Partners' Capital
Current liabilities                           $109,140        $48,045
Long-term debt                                 356,369        357,163
Deferred income taxes                           34,248         34,556
Other long-term liabilities                      7,362          7,675
Partners' capital                              412,971        422,466
                                        --------------- --------------
  Total liabilities and partners'
   capital                                    $920,090       $869,905
                                        =============== ==============


            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                         Three Months Ended March 31,
                                        ------------------------------
                                             2005           2004
                                        --------------- --------------
Cash flows from operating activities:
   Net income                                   $3,421         $8,077
   Depreciation, amortization, non-cash
    employee compensation under long-
    term incentive plan, deferred
    income taxes and Frontier(1)
    adjustment                                   8,005          6,108
   Working capital adjustments                   4,506         (1,003)
                                        --------------- --------------
       Net cash provided by operating
        activities                              15,932         13,182

Cash flows from investing activities:
   Acquisitions                                     --         (9,920)
   Net additions to property and
    equipment                                   (4,389)        (2,413)
   Other                                           129             --
                                        --------------- --------------
       Net cash used in investing
        activities                              (4,260)       (12,333)

Cash flows from financing activities:
   Issuance of common units, net of
    fees and offering expenses                      --        114,250
   Capital contribution from the
    general partner                              2,438          2,443
   Proceeds from bank credit facilities         26,833         16,500
   Repayment of bank credit facilities         (25,854)       (89,500)
   Deferred financing costs                       (600)          (175)
   Distributions to partners                   (15,114)       (12,390)
   Related parties                                (661)           156
                                        --------------- --------------
       Net cash provided by (used in)
        financing activities                   (12,958)        31,284

Net increase (decrease) in cash and
 cash equivalents                               (1,286)        32,133
Cash and cash equivalents, beginning of
 period                                         23,383          9,699
                                        --------------- --------------
Cash and cash equivalents, end of
 period                                        $22,097        $41,832
                                        =============== ==============

(1) Net Cash received from Frontier was $0 and $289 for the three months ended March 31, 2005 and 2004, respectively.


                    PACIFIC ENERGY PARTNERS, L.P.
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                 AND OPERATING HIGHLIGHTS BY SEGMENT

              Three Months Ended March 31, 2005 and 2004
                             (Unaudited)
                            (In thousands)

                                               Intersegment
                                     Rocky          and
                        West Coast  Mountain    Intrasegment
                        Operations Operations Eliminations(1)  Total
                        ---------- ---------- --------------- --------
Three Months Ended
 March 31, 2005:
  Segment revenue:
   Pipeline
    transportation
    revenue               $17,443    $12,456         $(1,862) $28,037
   Storage and
    distribution
    revenue                10,472         --            (150)  10,322
   Pipeline buy/sell
    transportation
    revenue                    --      9,106                    9,106
   Crude oil sales, net
    of purchases            1,812         --             (30)   1,782
                        ---------- ----------                 --------
   Net revenue             29,727     21,562                   49,247
                        ---------- ----------                 --------
  Segment expenses:
   Operating expenses      14,507      9,289          (2,042)  21,754
   Line 63 oil release
    costs(2)                2,000         --                    2,000
   Depreciation and
    amortization            3,477      3,052                    6,529
                        ---------- ----------                 --------
   Total expenses          19,984     12,341                   30,283
                        ---------- ----------                 --------
  Share of net income
   of Frontier                 --        357                      357
                        ---------- ----------                 --------
  Operating income(3)      $9,743     $9,578                  $19,321
                        ========== ==========                 ========

Operating Data (barrels
 per day, in thousands)
Line 2000 and Line 63
 pipeline volume            138.5
Rangeland pipeline
 system:
    Sundre - North                      21.4
    Sundre - South                      48.2
Western Corridor system
 volume                                 22.5
Salt Lake City Core
 system volume                         108.7
Frontier pipeline
 volume                                 38.3

Three Months Ended
 March 31, 2004:
  Segment revenue:
   Pipeline
    transportation
    revenue               $15,691    $10,543         $(1,507) $24,727
   Storage and
    distribution
    revenue                10,223         --            (100)  10,123
   Crude oil sales, net
    of purchases            4,812         --                    4,812
                        ---------- ----------                 --------
   Net revenue             30,726     10,543                   39,662
                        ---------- ----------                 --------
  Segment expenses:
   Operating expenses      14,706      5,818          (1,607)  18,917
   Depreciation and
    amortization            3,765      1,477                    5,242
                        ---------- ----------                 --------
   Total expenses          18,471      7,295                   24,159
                        ---------- ----------                 --------
  Share of net income
   of Frontier                 --        393                      393
                        ---------- ----------                 --------
  Operating income(3)     $12,255     $3,641                  $15,896
                        ========== ==========                 ========

Operating Data (barrels
 per day, in thousands)
 Line 2000 and Line 63
  pipeline volume           133.6
 Western Corridor
  system volume                         16.0
 Salt Lake City Core
  system volume                        105.9
 Frontier pipeline
  volume                                43.9

(1) Eliminations are required to account for revenue on services provided by one subsidiary to another.
(2) On March 23, 2005, there was an oil release of approximately
    3,400 barrels in northern Los Angeles County.
(3) General and administrative expense, accelerated long-term incentive plan compensation expense, and transaction costs are not allocated to segments. See "Reconciliation of Operating Income By Segment to Condensed Consolidated Statements of Income" included herein.


                    PACIFIC ENERGY PARTNERS, L.P.

                             (Unaudited)
                            (In thousands)

     RECONCILIATION OF OPERATING INCOME BY SEGMENT TO CONDENSED
                   CONSOLIDATED STATEMENTS OF INCOME

                                         Three Months Ended March 31,
                                        ------------------------------
                                             2005           2004
                                        --------------- --------------
Operating income by segment:
 West Coast                                     $9,743        $12,255
 Rocky Mountain                                  9,578          3,641
                                        --------------- --------------
                                                19,321         15,896
General expenses and other
 income/(expense):(1)
 General and administrative expense             (5,172)        (3,854)
 Accelerated long-term incentive plan
  compensation expense(2)                       (3,115)            --
 Transaction costs(3)                           (1,807)            --
 Interest expense                               (5,598)        (4,126)
 Other income                                      353            161
 Foreign income tax expense                       (561)            --
                                        --------------- --------------
Net income                                      $3,421         $8,077
                                        =============== ==============


    GENERAL PARTNER AND LIMITED PARTNERS ALLOCATION OF NET INCOME

                                         Three Months Ended March 31,
                                        ------------------------------
                                             2005           2004
                                        --------------- --------------
                                                (in thousands)

Net income                                      $3,421         $8,077
                                        --------------- --------------
Transaction costs reimbursed by general
 partner:
  Senior Notes consent solicitation and
   other costs                                     893             --
  Severance costs                                  914             --
                                        --------------- --------------
   Total transaction costs reimbursed
    by general partner                           1,807             --
                                        --------------- --------------
Income before transaction costs
 reimbursed by general partner                   5,228          8,077
General partner's share of income                    2%             2%
                                        --------------- --------------
General partner allocated share of net
 income before transaction costs                   105            162
Transaction costs reimbursed by general
 partner                                        (1,807)            --
                                        --------------- --------------
Net income (loss) allocated to general
 partner                                       $(1,702)          $162
                                        =============== ==============

Income before transaction costs
 reimbursed by general partner                  $5,228         $8,077
Limited partners share of income                    98%            98%
                                        --------------- --------------
Limited partners share of net income            $5,123         $7,915
                                        =============== ==============

Net income (loss) allocated to general
 partner                                        (1,702)           162
Net income allocated to limited
 partners                                        5,123          7,915
                                        --------------- --------------
Net income                                      $3,421         $8,077
                                        =============== ==============

(1) General and administrative expenses, accelerated long-term incentive plan expense, transaction costs, interest expense, other income, and foreign income tax expense are not allocated among the West Coast and Rocky Mountain business units.
(2) On March 3, 2005, in connection with the change in control of the Partnership's general partner, all restricted units outstanding under the Long-Term Incentive Plan became immediately vested pursuant to the terms of the grants. The Partnership recognized accelerated compensation expense of $3.1 million relating to the vesting.
(3) Pursuant to an Ancillary Agreement, our general partner reimbursed us $1.8 million for costs incurred in connection with the sale of our general partner. Generally accepted accounting principles require us to record an expense with the reimbursement shown as a partner's capital contribution.


                    PACIFIC ENERGY PARTNERS, L.P.
     RECONCILIATION OF NET INCOME TO NON-GAAP FINANCIAL MEASURES
                             (Unaudited)
           (Amounts in thousands, except per unit amounts)

                     RECONCILIATION OF NET INCOME
                       TO RECURRING NET INCOME

                                        Three Months Ended March  31,
                                        ------------------------------
                                             2005           2004
                                        --------------- --------------
Net income                                      $3,421         $8,077
 Add: Line 63 oil release costs(1)               2,000             --
 Add: Accelerated long-term incentive
  plan compensation expense(2)                   3,115             --
 Add: Transaction costs(3)                       1,807             --
                                        --------------- --------------
Recurring net income                           $10,343         $8,077
                                        =============== ==============
Recurring net income for the general
 partner interest                                 $207           $162
                                        =============== ==============
Recurring net income for the limited
 partner interest                              $10,136         $7,915
                                        =============== ==============
Basic recurring net income per limited
 partner unit                                    $0.34          $0.32
                                        =============== ==============
Diluted recurring net income per
 limited partner unit                            $0.34          $0.31
                                        =============== ==============


                     RECONCILIATION OF NET INCOME
                     TO DISTRIBUTABLE CASH FLOW(4)

                                        Three Months Ended March  31,
                                        ------------------------------
                                             2005           2004
                                        --------------- --------------
Net income                                      $3,421         $8,077
 Add: Line 63 oil release costs(1)               2,000             --
 Add: Accelerated long-term incentive
  plan compensation expense(2)                   3,115             --
 Add: Transaction costs(3)                       1,807             --
                                        --------------- --------------
Recurring net income                            10,343          8,077
 Plus: depreciation and amortization             6,529          5,242
 Plus: amortization of bond discount
  and debt issue costs                             459            311
 Plus: non-cash employee compensation
  under long-term incentive plan                   229            659
 Less: deferred income tax recovery               (171)            --
 Less: sustaining capital expenditures            (240)          (547)
                                        --------------- --------------
Distributable Cash Flow                        $17,149        $13,742
                                        =============== ==============
General Partner interest in
 Distributable Cash Flow                          $343           $275
                                        =============== ==============
Limited partner interests in
 Distributable Cash Flow                       $16,806        $13,467
                                        =============== ==============

(1) On March 23, 2005, there was an oil release of approximately 3,400 barrels in northern Los Angeles County. Although this event will involve an outlay of cash, we believe these costs are unusual and are not indicative of the Partnership's recurring earnings.
(2) The cash cost associated with the accelerated vesting of units is $2.0 million. However, we have not deducted this amount in determining distributable cash flow as the accelerated vesting was unusual and not indicative of the Partnership's recurring earnings.
(3) Pursuant to an Ancillary Agreement, our general partner reimbursed us $1.8 million for costs incurred in connection with the sale of our general partner. Generally accepted accounting principles require us to record an expense with the reimbursement shown as a partner's capital contribution.
(4) Distributable Cash Flow provides additional information for evaluating our ability to make the minimum quarterly distribution and is presented solely as a supplemental measure. You should not consider Distributable Cash Flow as an alternative to net income, income before taxes, cash flow from operations or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Our Distributable Cash Flow may not be comparable to similarly titled measures of other entities. Additional information regarding distributable cash flow is included in our annual report on Form 10-K for the year ended December 31, 2004.


    CONTACT: Pacific Energy Partners, L.P.
             Aubrye Harris, 562-728-2871
             Fax: 562-728-2881
             Email: aharris@PacificEnergy.com